NEWS RELEASE

APRIL 24, 2006

FOR IMMEDIATE RELEASE

CONTACT:	Andy L. Nemeth

PATRICK INDUSTRIES, INC.

REPORTS FIRST QUARTER RESULTS

Elkhart, Indiana - - - - Paul E. Hassler, President and Chief Executive Officer of Patrick Industries, Inc. (PATK) (the “Company), today announced increased net sales and operating results for the first quarter ended March 31, 2006. Net sales for the quarter increased 12%, or $9.6 million, to $89.3 million compared to $79.7 million in the first quarter of 2005. Operating income for the quarter increased $1.4 million to $1.5 million from $0.1 million in the first quarter of 2005. Net income improved to $0.7 million, or $0.15 per share, from a loss of $0.1 million, or $0.03 per share, in the first quarter of 2005. The increased sales provided increased profitability levels as fixed costs were comparable from period to period and variable costs remained consistent. Accounts receivable and inventories increased from period to period due to the increased sales. Mr. Hassler said, “The momentum from the fourth quarter of 2005 carried through the first quarter of 2006 as a result of increased production levels at certain of our customers and a small amount of remaining FEMA related business. This increased capacity utilization and our focus on cost control and lean operating structure helped to solidify our best first quarter results since 1999. We were able to keep variable costs aligned with revenues with the exception of freight costs which increased due to increased gasoline prices and freight surcharges from period to period.”

The Company’s first quarter sales levels were bolstered by shipment increases of approximately 10% and 14%, respectively, in the Manufactured Housing and Recreational Vehicle Industries through the first two months of the year, which is the latest industry data available. These two market sectors represent a combined 76% of the Company’s sales for the quarter ended March 31, 2006. Future market conditions remain uncertain as rising energy and fuel costs could affect consumer spending for these products, and financing in the Manufactured Housing industry remains questionable. Industrial and other sales, which represent approximately 24% of the Company’s sales for the quarter ended March 31, 2006, declined slightly from quarter to quarter due to customer attrition based on financial and other circumstances beyond the Company’s control. While this sector of the market has experienced some setbacks, it continues to be a focus for market penetration as the Company’s core competencies including quality customer service and production capabilities, long high volume production runs, and short order lead times, provide a strategic fit with the needs of the current and potential customer base in this industry.

Mr. Hassler said, “We are pleased with the increased volume levels at our facilities which have provided improved contribution from quarter to quarter. We have maintained our lean operating structure and the Company is positioned to increase revenues without adding significant fixed overhead dollars. We continue to look for strategic accretive acquisitions as well as opportunities to improve our overall operating efficiencies and deliver quality products.”

Patrick Industries is a major manufacturer of component products and distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Home and Office Furniture, Fixture and Commercial Furnishings, Marine, and other Industrial markets and operates coast to coast in thirteen states.

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PATRICK INDUSTRIES, INC.
UNAUDITED FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)

INCOME STATEMENT

	THREE MONTHS ENDED MARCH 31	
	2006	2005
Net sales	$ 89,281	$ 79,730
Cost of goods sold	78,279	70,928
Gross profit	11,002	8,802
Warehouse and delivery expenses	4,020	3,540
Selling, general, and administrative expenses	5,437	5,210
Operating income	1,545	52
Financial expense, net	334	270
Income (loss) before income taxes	1,211	(218)
Income taxes (credit)	505	(87)
NET INCOME (LOSS)	**$ 706**	**$ (131)**
INCOME (LOSS) PER COMMON SHARE	**$ .15**	**$ (0.03)**
Weighted average shares outstanding	4,832	4,747

BALANCE SHEET

	2006	2005
CURRENT ASSETS		
Cash and cash equivalents	$ 436	$ 585
Trade receivables, net	24,242	21,859
Inventories	38,236	37,012
Prepaid expenses	1,382	935
Deferred tax assets	1,141	1,658
Total current assets	65,437	62,049
PROPERTY AND EQUIPMENT, NET	39,180	36,232
OTHER ASSETS	3,064	2,914
TOTAL ASSETS	**$107,681**	**$101,195**
CURRENT LIABILITIES		
Current maturities of long-term debt	$ 2,767	$ 3,810
Accounts payable and accrued liabilities	22,213	15,255
Total current liabilities	24,980	19,065
LONG-TERM DEBT, LESS CURRENT MATURITIES	16,055	18,961
DEFERRED LIABILITIES	2,873	2,550
SHAREHOLDERS' EQUITY	63,773	60,619
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	**$107,681**	**$101,195**